UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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☒	CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 9, 2014

Commission File Number 001-35844
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Pinnacle Foods Inc.
(Exact name of registrant as specified in its charter)
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Delaware	35-2215019
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

399 Jefferson Road Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (973) 541-6620
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) On December 9, 2014, Mr. Jeff Overly tendered his resignation as a member of the Board of Directors (the “Board”) of Pinnacle Foods Inc. (“the Company”), effective December 10, 2014. Mr. Overly was a non-independent member of the Board, and he is currently an operating partner in the private equity group at Blackstone, the Company’s former majority shareholder. Mr. Overly’s resignation is not in connection with any known disagreement with the Company. Mr. Overly’s membership on the Company’s Nominating and Corporate Governance Committee also ceased upon his resignation.
(d) On December 9, 2014, the Board of the Company elected Mr. Muktesh Pant, Chief Executive Officer of KFC, a subsidiary of Yum! Brands, Inc., as an independent director of the Company, effective December 10, 2014. Mr. Pant will serve on the Board’s Audit Committee and Nominating and Corporate Governance Committee. The Company expects Mr. Pant to stand for election at the annual meeting of shareholders in 2017.
Mr. Pant’s compensation for his services as a director will be consistent with that of the Company’s other non-employee directors, except that he will receive a pro rata portion of the annual board member retainer for service on the Board (currently $80,000 per year). Additionally, Mr. Pant will also receive the Company’s annual board member equity award of restricted stock (currently based on a grant date fair value of $100,000 per year).
Other than the standard compensation arrangements described above, there are no arrangements or understandings between Mr. Pant and any other person pursuant to which he was elected as a director. Mr. Pant is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K.
A copy of the press release issued by the Company to announce the election of Mr. Pant and the resignation of Mr. Overly is included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description of Exhibit
99.1	Press release issued by Pinnacle Foods Inc., dated December 10, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

PINNACLE FOODS INC

By:	/s/ CRAIG STEENECK

Name:	Craig Steeneck
Title:	Executive Vice President and Chief Financial Officer

Date: December 10, 2014

Index to Exhibits

Exhibit Number	Description of Exhibit
99.1	Press release issued by Pinnacle Foods Inc., dated December 10, 2014